EXHIBIT 3.2

BYLAWS

OF

COMPUTER SCIENCES CORPORATION

As amended and restated October 17, 2008

BYLAWS
OF
COMPUTER SCIENCES CORPORATION

ARTICLE I

OFFICES

Section 1.      Principal Office.  The principal office of the Corporation in the State of Nevada shall be in the City of Reno, County of Washoe.

Section 2.  Other Offices.  The Corporation may also have offices in such other places, both within and without the State of Nevada, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Annual Meetings.  Annual meetings of the stockholders shall be held at such place as shall be designated by the Board of Directors.

Section 2.  Date of Annual Meetings; Election of Directors; Action at Meetings of Stockholders.

(a)           Annual meetings of the stockholders shall be held at such time and date as the Board of Directors shall determine.  At each annual meeting of the stockholders, the stockholders of the Corporation shall elect a Board of Directors and transact such other business as has been properly brought before the meeting in accordance with this Section 2.  To be properly brought before an annual meeting, nominations and other business must be:  (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of record at the time of giving notice provided for in these Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.

(b)           For nominations or other business to be properly brought before an annual meeting by a stockholder of record, the stockholder of record must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper subject for stockholder action.  To be timely, a stockholder of record’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, notice by the stockholder of record to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to the annual meeting and (y) the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.  For purposes of this Article II, the term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed.  In no event will the public announcement of an adjournment or postponement of a stockholders meeting commence a new time period (or extend any time period) for the giving of a stockholder of record’s notice as described above.

(c)           A stockholder of record’s notice to the Secretary to be proper must set forth as to each matter such stockholder proposes to bring before the annual meeting (other than director nominations by such stockholder, which are governed by Section 2(e) of this Article II):  (1) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and any beneficial owner (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”)), if different from such stockholder, on whose behalf the business is being proposed by such stockholder; (2) as to the stockholder of record giving the notice and any beneficial owner, if different from such stockholder, on whose behalf the business is being proposed by such stockholder:  (A) the name and address, as they appear on the Corporation’s books, of the stockholder of record proposing such business, and the name and address of any such beneficial owner, (B) the class and number of shares of the Corporation which are owned of record by such stockholder and any such beneficial owner as of the date of the notice, and such stockholder’s agreement to notify the Corporation in writing within five (5) business days after the record date for the annual meeting of the class and number of shares of the Corporation owned of record by such stockholder and any such beneficial owner as of the record date for the meeting, (C) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business; (D) a description of any agreement, arrangement or understanding with respect to the business between or among such stockholder and/or any such beneficial owner, on the one hand, and any other person, on the other hand, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to such stockholder or any such beneficial owner) and such stockholder’s agreement to notify the Corporation in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder or any such beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of shares of the Corporation, or increase or decrease the voting power of such stockholder or any such beneficial owner with respect to shares of the Corporation, and such stockholder’s agreement to notify the Corporation in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; provided, however, that with respect to a stockholder of record who is merely a nominee on behalf of any other person or entity that may be the beneficial owner of the shares held of record by such stockholder, and is not itself a beneficial owner of such shares, such stockholder shall not be required to provide the information in clauses (2)(D) and (2)(E) of this sentence as to such stockholder of record, but shall be required to provide such information as to any such other beneficial owner.

Notwithstanding anything in these Bylaws to the contrary, no business will be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.  The chairman of the annual meeting may determine and declare, if the facts warrant, at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 2, and, if he or she should so determine, he or she will so declare at the meeting that any such business not properly brought before the meeting will not be transacted. Notwithstanding the foregoing provisions of this Section 2, unless otherwise required by law, if the stockholder of record does not provide the information required under clauses (2)(B), (2)(D) and (2)(E) of this Section 2(c) to the Corporation within five (5) business days following the record date for an annual meeting of stockholders or if such stockholder (or a qualified representative of such stockholder) does not appear at the annual meeting to present the business described in such stockholder’s notice delivered pursuant to this Section 2(c), such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2, to be considered a qualified representative of a stockholder of record, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the business at the meeting by such stockholder stating that the person is authorized to act for such stockholder as proxy at the meeting of stockholders.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for an annual meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act, and the foregoing notice requirements of this Section 2 will not apply to stockholders who have notified the Corporation of their intention to present a stockholder proposal only pursuant to and in compliance with such regulations.

(d)           Only persons who are nominated in accordance with the procedures set forth in this Section 2(d) and Section 2(e) will be eligible for election as directors.  Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders, or at a special meeting of stockholders at which directors are to be elected pursuant to the notice for such meeting, by or at the direction of the Board of Directors or by any stockholder of record of the Corporation at the time of giving notice provided for in these Bylaws, who is entitled to vote in the election of directors at the meeting and who complies with the notice procedures set forth in this Section 2.

(e)           Nominations, other than those made by or at the direction of the Board of Directors, to be proper must be made by a stockholder of record pursuant to timely notice in writing to the Secretary of the Corporation in accordance with the time periods described in Section 2(b) in the case of an annual meeting and Section 3(c) in the case of a special meeting.  Such stockholder of record’s notice to be proper must set forth (1) as to each person, if any, whom such stockholder proposes to nominate for election or re-election as a director:  (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are owned by such person, including shares beneficially owned and shares held of record, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), and (E) a written statement executed by such nominee acknowledging that, as a director of such corporation, such person will owe a fiduciary duty, pursuant to the Nevada General Corporation Law, exclusively to the Corporation and its stockholders; (2) as to the stockholder of record giving the notice and any beneficial owner, if different from such stockholder, on whose behalf the nomination is being made:  (A) the name and address, as they appear on the Corporation’s books, of the stockholder of record giving the notice, and the name and address of any such beneficial owner, (B) the class and number of shares of the Corporation which are owned of record by such stockholder and any such beneficial owner as of the date of the notice, and such stockholder’s agreement to notify the Corporation in writing within five (5) business days after the record date for the annual meeting of the class and number of shares of the Corporation owned of record by such stockholder and any such beneficial owner as of the record date for the meeting, (C) a representation that such stockholder intends to appear in person or by proxy at the meeting to present the nomination; (D) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or any such beneficial owner, on the one hand, and any other person, on the other hand, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to such stockholder or any such beneficial owner) and such stockholder’s agreement to notify the Corporation in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder or any such beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of shares of the Corporation, or increase or decrease the voting power of such stockholder or any such beneficial owner with respect to shares of the Corporation, and such stockholder’s agreement to notify the Corporation in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; provided, however, that with respect to a stockholder of record who is merely a nominee on behalf of any other person or entity that may be the beneficial owner of the shares held of record by such stockholder, and is not itself a beneficial owner of such shares, such stockholder shall not be required to provide the information in clauses (2)(D) and (2)(E) of this sentence as to such stockholder of record, but shall be required to provide such information as to any such other beneficial owner.  At the request of the Board of Directors or the chairman of the Board of Directors, any person nominated by a stockholder of record for election as a director will furnish to the Secretary of the Corporation that information required to be set forth in such stockholder’s notice of nomination which pertains to the nominee and such other information as the Corporation may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Corporation.  No person will be eligible for election as a director of the Corporation unless nominated by or at the direction of the Board of Directors or by a stockholder in accordance with the procedures set forth in this Section 2(e).

Notwithstanding the foregoing provisions of this Section 2, unless otherwise required by law, if the stockholder of record does not provide the information required under clauses (2)(B), (2)(D) and (2)(E) of this Section 2(e) to the Corporation within five (5) business days following the record date for an annual or special meeting of stockholders or if such stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f)           The chairman of the annual meeting may determine and declare, if the facts warrant, at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and in such event the defective nomination will be disregarded.

Section 3.  Special Meetings.

(a)           Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, by the Articles of Incorporation or by these Bylaws, may be called by the Chairman of the Board, the Board of Directors or the Chief Executive Officer, and shall be called by the Chief Executive Officer or Secretary at the request in writing of stockholders of record owning not less than seventy-five percent (75%) of the entire capital stock of the Corporation issued and outstanding and entitled to vote, and shall not otherwise be called except as provided in Section 3(b).  A request to the Secretary to be proper shall be signed by each stockholder of record, or a duly authorized agent of such stockholder, requesting the special meeting and must set forth a brief description of each matter of business (other than director nominations by such stockholder, which are governed by Section 3(c)) desired to be brought before the special meeting and the reasons for conducting such business at the special meeting and the information required pursuant to Sections 2(c), in the case of business other than the election of directors, or 2(e), in the case of the election of directors.  A special meeting requested by such stockholders shall be held at such date, time and place as the Board of Directors shall determine; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting is received by the Secretary.  Notwithstanding the foregoing, a special meeting requested by the stockholders of record shall not be held if the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters brought properly before the annual meeting) the business specified in the request.  A stockholder of record may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are unrevoked requests from stockholders of record holding in the aggregate less than the requisite number of shares entitling the stockholders of record to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. Business transacted at a special meeting requested by stockholders of record shall be limited to the matters described in the special meeting request; provided, however that nothing herein shall prohibit the Board of Directors from submitting matters to such stockholders at any special meeting requested by such stockholders.

(b)           In the event the Corporation shall have failed to hold its annual meeting of stockholders for a period of 18 months from the last preceding annual meeting at which directors were elected or if such annual meeting shall have been held but directors shall not have been elected at such annual meeting, a special meeting of the stockholders shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders of record owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.  Such request from stockholders shall be directed to the Chairman of the Board, the Chief Executive Officer or the Secretary.

(c)           In the event a special meeting is called for the purpose of electing one or more directors to the Board of Directors, any stockholder of record entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice for such meeting, if such stockholder’s notice required by Section 2(e) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to the special meeting nor later than the close of business on the later of:  (i) the sixtieth (60th) day prior to the special meeting or (ii) the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement (as defined in Section 2(b) of this Article II) of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder of record’s notice as described above.

(d)           Only such business will be considered at a special meeting of stockholders as will have been stated in the notice for such meeting.

Section 4.  Record Date for Meetings of Stockholders.  The directors may fix, in advance, a record date not more than sixty (60) or less then ten (10) days before the date of any meeting of the stockholders as the date as of which stockholders entitled to notice of and to vote at such meeting shall be determined.  Only stockholders of record on that date shall be entitled to notice or to vote at such meeting.  If a record date is not fixed, the record date is at the close of business on the day before the day on which the first notice is given or, if notice is waived, at the close of business on the day before the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.  The Board of Directors shall fix a new record date if the meeting is adjourned to a date more than sixty (60) days later than the date set for the original meeting.

Section 5.  Notices of Meetings.  Notices of meetings of the stockholders shall be in writing and signed by the Chief Executive Officer or Secretary, or by such other person or persons as the directors shall designate.  Such notice shall state the purpose or purposes for which the meeting is called and the time when, and the place where, it is to be held, and the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote.  A copy of such notice shall be delivered personally, mailed postage prepaid, or given by a form of electronic transmission permitted for such purpose by applicable law and the rules and regulations of the U.S.  Securities and Exchange Commission and each national securities exchange upon which the Corporation’s voting stock is then listed, to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before such meeting.  If mailed, it shall be directed to the stockholder at his or her address as it appears upon the records of the Corporation and upon such mailing of any such notice, the service thereof shall be complete, and the time of the notice shall begin to run from the date upon which such notice is deposited in the mail for transmission to such stockholder.  If no such address appears on the books of the Corporation and a stockholder has given no address for the purpose of notice, then notice shall be deemed to have been given to such stockholder if it is published at least once in a newspaper of general circulation in the county in which the principal executive office of the Corporation is located.  An affidavit of the mailing or publication of any such notice shall be prima facie evidence of the giving of such notice.

Personal delivery of any such notice to any officer of a corporation or association, to any member of a limited liability company managed by its members, to any manager of a limited liability company managed by its managers, to any general partner of a partnership or to any trustee of a trust shall constitute delivery of such notice to such corporation, association limited liability company, partnership or trust.  If any notice addressed to the stockholder at the address of such stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that it is unable to deliver the notice to the stockholder at such address, all future notices shall be deemed to have been duly given to such stockholder, without further mailing, if the same shall be available for the stockholder upon written demand of the stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of the notice to all other stockholders.

Section 6.  Quorum.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the statutes of Nevada or by the Articles of Incorporation.  Regardless of whether or not a quorum is present or represented at any annual or special meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present in person or represented by proxy, provided that when any stockholders’ meeting is adjourned for more than forty-five (45) days, or if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 7.  Vote Required.  When a quorum is present or represented at any meeting, the holders of a majority of the stock present in person or represented by proxy and voting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes of Nevada, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.  The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 8.  Cumulative Voting.  Except as otherwise provided in the Articles of Incorporation, every stockholder of record of the Corporation shall be entitled at each meeting of the stockholders to one vote for each share of stock standing in his name on the books of the Corporation.  At all elections of directors of the Corporation, each holder of shares of capital stock possessing voting power shall be entitled to as many votes as shall equal the number of his or her shares of stock multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he or she may see fit.  The stockholders of the Corporation and any proxyholders for such stockholders are entitled to exercise the right to cumulative voting at any meeting held for the election of directors if:  (a) not less than forty-eight (48) hours before the time fixed for holding such meeting, if notice of the meeting has been given at least ten (10) days prior to the date of the meeting, and otherwise not less than twenty-four (24) hours before such time, a stockholder of the Corporation has given notice in writing to the Chief Executive Officer or Secretary of the Corporation that such stockholder desires that the voting at such election of directors shall be cumulative; and (b) at such meeting, prior to the commencement of voting for the election of directors, an announcement of the giving of such notice has been made by the chairman or the secretary of the meeting or by or on behalf of the stockholder giving such notice.  Notice to stockholders of the requirements of the preceding sentence shall be contained in the notice calling such meeting or in the proxy material accompanying such notice.

Section 9.  Conduct of Meetings.  Subject to the requirements of the statutes of Nevada, and the express provisions of the Articles of Incorporation and these Bylaws, all annual and special meetings of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine and, as to matters not governed by such rules and procedures, as the chairman of such meeting shall determine.  The chairman of any annual or special meeting of stockholders shall be designated by the Board of Directors and, in the absence of any such designation, shall be the Chief Executive Officer of the Corporation.

Section 10.  Proxies.  At any meeting of the stockholders, any stockholder may be represented and vote by a proxy or proxies appointed by an instrument in writing.  In the event that such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide.  No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution.  Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until (i) an instrument revoking it or duly executed proxy bearing a later date is filed with the Secretary of the Corporation or, (ii) the person executing the proxy attends such meeting and votes the shares subject to the proxy, or (iii) written notice of the death or incapacity of the maker of such proxy is received by the Corporation before the vote pursuant thereto is counted.

Section 11.  Action by Written Consent.  Any action, except election of directors, which may be taken by a vote of the stockholders at a meeting, may be taken without a meeting and without notice if authorized by the written consent of stockholders holding at least ninety percent (90%) of the voting power.  The Board of Directors may adopt a resolution prescribing a date upon which the stockholders of record entitled to give written consent shall be determined.  The date prescribed by the Board of Directors shall not precede or be more than ten (10) days after the date the resolution is adopted by the Board of Directors.  If the Board of Directors does not adopt a resolution prescribing a date upon which the stockholders of record entitled to give written consent shall be determined and:

(a)           No prior action by the Board of Directors is required by the statutes of Nevada, the date is the first date on which a valid, written consent is delivered in accordance with the statutes of Nevada.

(b)           Prior action by the Board of Directors is required by the statutes of Nevada, the date is at the close of business on the day the Board of Directors adopts the resolution.

Section 12.  Inspectors of Election.  In advance of any meeting of stockholders, the Board of Directors may appoint inspectors of election to act at such meeting and any adjournment thereof.  If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, then, unless other persons are appointed by the Board of Directors prior to the meeting, the chairman of any such meeting may, and on the request of any stockholder or a stockholder proxy shall, appoint inspectors of election (or persons to replace those who fail to appear or refuse to act) at the meeting.  The number of inspectors shall not exceed three.

The duties of such inspectors shall include:  (a) determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; (b) receiving votes, ballots or consents; (c) hearing and determining all challenges and questions in any way arising in connection with the right to vote; (d) counting and tabulating all votes or consents and determining the result; and (e) taking such other action as may be proper to conduct the election or vote with fairness to all stockholders.  In the determination of the validity and effect of proxies, the dates contained on the forms of proxy shall presumptively determine the order of execution of the proxies, regardless of the postmark dates on the envelopes in which they are mailed.  The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical.  If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.  Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III

DIRECTORS

Section 1.  Number of Directors.  The exact number of directors that shall constitute the authorized number of members of the Board shall be nine (9), all of whom shall be at least 18 years of age.  The authorized number of directors may from time to time be increased to not more than fifteen (15) or decreased to not less than three (3) by resolution of the directors of the Corporation amending this Section of these Bylaws in compliance with Article VIII, Section 2 of these Bylaws.  Except as provided in Section 2 of this Article III, each director elected shall hold office until his or her successor is elected and qualified.  Directors need not be stockholders.

Section 2.  Vacancies.  Vacancies, including those caused by (i) the death, removal, or resignation of directors, (ii) the failure of stockholders to elect directors at any annual meeting, and (iii) an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum.  When one or more directors shall give notice of resignation to the Board, effective at a future date, the acceptance of such resignation shall not be necessary to make it effective.  The Board shall have power to fill such vacancy or vacancies to take effect when such resignation or resignations shall become effective, each director so appointed to hold office during the remainder of the term of office of the resigning director or directors.  The directors of the Corporation may be removed from office by the vote of stockholders representing not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to voting power; provided, however, that any director or directors who constitute fewer than all of the incumbent directors may not be removed from office at anyone time or as the result of anyone transaction except upon the vote of stockholders owning sufficient shares to prevent each director’s election to office at the time of removal.

Section 3.  Authority.  The business of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

Section 4.  Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, at such place, either within or without the State of Nevada, which has been designated by resolution of the Board of Directors.

Section 5.  First Meeting.  The first meeting of the newly elected Board of Directors shall be held immediately following the annual meeting of the stockholders and no notice of such meeting to the newly elected directors shall be necessary in order legally to constitute a meeting, provided a quorum shall be present.

Section 6.  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 7.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, or the Chief Executive Officer and shall be called by the Chief Executive Officer or Secretary at the written request of two directors.  Notice of the time and place of special meetings shall be given within 30 days to each director (a) personally or by telephone, telegraph, facsimile or electronic means, in each case at least twenty four (24) hours prior to the holding of the meeting, or (b) by mail, charges prepaid, addressed to such director at his or her address as it is shown upon the records of the Corporation (or, if it is not so shown on such records and is not readily ascertainable, at the place at which the meetings of the directors are regularly held) at least three (3) days prior to the holding of the meeting.  Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mails, postage prepaid.  Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient.  Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.  Any notice, waiver of notice or consent to holding a meeting shall state the time, date and place of the meeting but need not specify the purpose of the meeting.

Section 8.  Quorum.  Presence in person of a majority of the Board of Directors, at a meeting duly assembled, shall be necessary to constitute a quorum for the transaction of business and the act of a majority of the directors present and voting at any meeting, at which a quorum is then present, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the statutes of Nevada or by the Articles of Incorporation.  A meeting at which a quorum is initially present shall not continue to transact business in the absence of a quorum.

Section 9.  Action by Written Consent.  Unless otherwise restricted by the Articles of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board.  Such written consent shall be filed with the minutes of proceedings of the Board of Directors.

Section 10.  Telephonic Meetings.  Unless otherwise restricted by the Articles of Incorporation or these Bylaws, members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of a telephone conference or similar methods of communications by which all persons participating in the meeting can hear each other.  Participation in a meeting pursuant to the preceding sentence constitutes presence in person at such meeting.

Section 11.  Adjournment.  A majority of the directors present at any meeting, whether or not a quorum is present, may adjourn any directors’ meeting to another time, date and place.  If any meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time, date and place shall be given, prior to the time of the adjourned meeting, to the directors who were not present at the time of adjournment.  If any meeting is adjourned for less than twenty-four (24) hours, notice of any adjournment shall be given to absent directors, prior to the time of the adjourned meeting, unless the time, date and place is fixed at the meeting adjourned.

Section 12.  Committees.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees of the Board of Directors.  Such committee or committees shall have such name or names, shall have such duties and shall exercise such powers as may be determined from time to time by the Board of Directors.

Section 13.  Committee Minutes.  The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors.

Section 14.  Compensation of Directors.  The directors shall receive such compensation for their services as directors, and such additional compensation for their services as members of any committees of the Board of Directors, as may be authorized by the Board of Directors.

Section 15.  Mandatory Retirement of Directors.  A director of the Corporation shall not serve beyond, and shall automatically retire at, the close of the first annual meeting of stockholders held after the director shall become age 72; provided, however that if the Board of Directors shall determine that it is in the best interests of the Corporation and its stockholders for a person to continue to serve as a director of the Corporation until the close of any annual meeting after the annual meeting upon which this Section 15 would otherwise require such person to retire, then such person shall not be so required to retire until the close of such later annual meeting.

ARTICLE IV

OFFICERS

Section 1.  Principal Officers.  The officers of the Corporation shall be elected by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Treasurer.  A resident agent for the Corporation in the State of Nevada shall be designated by the Board of Directors.  Any person may hold two or more offices.

Section 2.  Other Officers.  The Board of Directors may also elect one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents, as it shall deem necessary.

Section 3.  Qualification and Removal.  The officers of the Corporation mentioned in Section 1 of this Article IV shall hold office until their successors are elected and qualify.  Any such officer and any other officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.

Section 4.  Resignation.  Any officer may resign at any time by giving written notice to the Corporation, without prejudice, however, to the rights, if any, of the Corporation under any contract to which such officer is a party.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.  Powers and Duties; Execution of Contracts.  Officers of the Corporation shall have such powers and duties as may be determined by the Board of Directors.  Unless otherwise specified by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation.  Contracts and other instruments in the normal course of business may be executed on behalf of the Corporation by the Chief Executive Officer, the President or any Vice President of the Corporation, or any other person authorized by resolution of the Board of Directors.

ARTICLE V

STOCK AND STOCKHOLDERS

Section 1.  Issuance.  Every stockholder shall be issued a certificate representing the number of shares owned by such stockholder in the Corporation.  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the certificate shall contain a statement setting forth the office or agency of the Corporation from which stockholders may obtain a copy of a statement or summary of the designations, preferences and relative or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights.  The Corporation shall furnish to its stockholders, upon request and without charge, a copy of such statement or summary.

Section 2.  Facsimile Signatures.  Whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar, then a facsimile of the signatures of the officers of the Corporation may be printed or lithographed upon such certificate in lieu of the actual signatures.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, before such certificates shall have been delivered by the Corporation, such certificates may nevertheless be issued as though the person or persons who signed such certificates, had not ceased to be an officer of the Corporation.

Section 3.  Lost Certificates.  The Board of Directors may direct a new stock certificate to be issued in place of any certificate alleged to have been lost or destroyed, and may require the making of an affidavit of that fact by the person claiming the stock certificate to be lost or destroyed.  When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent, require the owner of the lost or destroyed certificate to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

Section 4.  Transfer of Stock.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed for transfer, it shall be the duty of the Corporation to issue a new certificate, cancel the old certificate and record the transaction upon its books.

Section 5.  Uncertificated Shares.  Notwithstanding Sections 1-4 of this Article V, the Board of Directors, pursuant to applicable law and the rules and regulations of the U.S. Securities and Exchange Commission and each national securities exchange upon which the Corporation’s stock is then listed (collectively, the “Applicable Regulations”), may authorize the issuance of uncertificated shares of some or all of the shares of any or all of the Corporation’s classes or series of stock.  Any such issuance shall have such effect upon existing certificates for shares, and upon the Corporation’s obligations with respect thereto, as may be prescribed by the Applicable Regulations, notwithstanding anything to the contrary in Sections 1-4 of this Article V.

Section 6.  Registered Stock.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the statutes of Nevada.

Section 7.  Dividends.  In the event a dividend is declared, the stock transfer books will not be closed, but a record date will be fixed by the Board of Directors and only stockholders of record on that date shall be entitled to the dividend.

ARTICLE VI

INDEMNIFICATION

Section 1.  Indemnity of Directors, Officers and Agents.  The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation or is serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer.  The indemnification of directors and officers by the Corporation shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to the amendment).  The indemnification of directors and officers shall be against all loss, liability and expense (including attorneys fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeals; provided, however, that with respect to any action, suit or proceeding initiated by a director or officer, the Corporation shall indemnify such director or officer only if the action, suit or proceeding was authorized by the Board of Directors of the Corporation, except with respect to a suit for the enforcement of rights to indemnification or advancement of expenses in accordance with Section 3 hereof.

Section 2.  Expenses.  The expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided, however, that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts as advanced in the event that it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under this Article VI.

Section 3.  Enforcement.  Any director or officer may enforce his or her rights to indemnification or advance payments for expenses in a suit brought against the Corporation if his or her request for indemnification or advance payments for expenses is wholly or partially refused by the Corporation or if there is no determination with respect to such request within 60 days from receipt by the Corporation of a written notice from the director or officer for such a determination.  If a director or officer is successful in establishing in a suit his or her entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he or she shall also be indemnified by the Corporation for costs and expenses incurred in such suit.  It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section 2 of this Article VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the Nevada General Corporation Law.  Neither the failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the Corporation that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct.  In a suit brought by a director or officer to enforce a right under this Section 3 or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section 3 or otherwise, shall be on the Corporation.

Section 4.  Non–exclusivity.  The right to indemnification and to the payment of expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding shall not be exclusive of any other right to which a person may be entitled under the Articles of Incorporation, these Bylaws or any agreement, statute, vote of stockholders or disinterested directors or otherwise.  The right to indemnification under Section 1 of this Article VI shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

Section 5.  Settlement.  The Corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement.  If any person shall unreasonably fail to enter into a settlement of any action, suit or proceeding within the scope of Section 1 hereof, offered or assented to by the opposing party or parties and which is acceptable to the Corporation, then, notwithstanding any other provision of this Article VI, the indemnification obligation of the Corporation in connection with such action, suit or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

Section 6.  Purchase of Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 7.  Conditions.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of this Article VI, subject to the imposition of any conditions or limitations as the Board of Directors may deem necessary or appropriate.

ARTICLE VII

GENERAL PROVISIONS

Section 1.  Exercise of Rights.  All rights incident to any and all shares of another corporation or corporations standing in the name of the Corporation may be exercised by such officer, agent or proxyholder as the Board of Directors may designate.  In the absence of such designation, such rights may be exercised by the Chairman of the Board or any officer of the Corporation, or by any other person authorized to do so by the Chairman of the Board or any officer of the Corporation.  Except as provided below, shares of the Corporation owned by any subsidiary of the Corporation shall not be entitled to vote on any matter.  Shares of the Corporation held by the Corporation in a fiduciary capacity and shares of the Corporation held in a fiduciary capacity by any subsidiary of the Corporation, shall not be entitled to vote on any matter, except to the extent that the settler or beneficial owner possesses and exercises a right to vote or to give the Corporation or such subsidiary binding instructions as to how to vote such shares.

Solely for purposes of Section 1 of this Article VII, a “subsidiary” of the Corporation shall mean a corporation, shares of which possessing more than fifty percent (50%) of the power to vote for the election of directors at the time determination of such voting power is made, are owned directly, or indirectly through one or more subsidiaries, by the Corporation.

Section 2.  Interpretation.  Unless the context of a Section of these Bylaws otherwise requires, the terms used in these Bylaws shall have the meanings provided in, and these Bylaws shall be construed in accordance with, the Nevada statutes relating to private corporations, as found in Chapter 78 of the Nevada Revised Statutes or any subsequent statute.

Section 3.  Provisions contrary to Provisions of Law.  Any article, section, subsections, subdivision, sentence, clause, or phrase of these Bylaws which, upon being construed in the manner provided in Section 2 of this Article VII, is contrary or inconsistent with any applicable provisions of law, will not apply so long as such provisions of law remain in effect, but such result will not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause, or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses, or phrase is or are illegal.

ARTICLE VIII

AMENDMENTS

Section 1.  Stockholder Amendments.  Bylaws may be adopted, amended or repealed by the affirmative vote of not less than seventy-five percent (75%) of the outstanding voting shares of the Corporation.

Section 2.  Amendments by Board of Directors.  Subject to the right of stockholders as provided in Section 1 of this Article VIII, Bylaws may be adopted, amended or repealed by the Board of Directors.

ARTICLE IX

“ACQUISITION OF CONTROLLING INTEREST” PROVISIONS OF
THE NEVADA GENERAL CORPORATION LAW SHALL NOT APPLY

On and after February 16,1998, the provisions of Section 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to the Corporation.